Exhibit 1.3

Execution Version

INSURANCE NETWORKING AGREEMENT

BETWEEN

GAINBRIDGE INSURANCE AGENCY, LLC

AND

J. ALDEN ASSOCIATES, INC.

This Insurance Networking Agreement (the “Agreement”) is dated as of the Effective Date (defined below), by and between J. Alden Associates, Inc. (“Broker-Dealer”), a corporation organized and existing under the laws of the State of Delaware, and Gainbridge Insurance Agency, LLC (“Insurance Agency”), a limited liability company organized and existing under the laws of the State of Delaware.

RECITALS

WHEREAS, Broker-Dealer is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, Insurance Agency is licensed as a business entity insurance producer and is affiliated with Gainbridge Life Insurance Company (“Gainbridge Life”);

WHEREAS, Insurance Agency operates a digital platform through which self-directed customers can purchase insurance products, including annuity contracts and life insurance policies (“Platform”);

WHEREAS, the parties are desirous of entering into a relationship whereby Broker-Dealer will serve as the broker-dealer, and Insurance Agency will serve as the insurance producer, for the distribution of insurance products, including annuity contracts through the Platform, where such products are issued by Gainbridge Life;

WHEREAS, at or about the same times as entering into this Agreement, Gainbridge Life will enter into an Underwriting and Sales Agreement with Broker-Dealer (“Underwriting and Sales Agreement”), and Gainbridge Life, Insurance Agency and Broker-Dealer will enter into a Master Agreement (“Master Agreement”);

WHEREAS, under the Underwriting and Sales Agreement, Broker-Dealer serves as the underwriter and selling firm with respect to registered insurance products including registered index linked annuities (“RILAs”) issued by Gainbridge Life.

WHEREAS, the Master Agreement contemplates that Gainbridge Life may also issue variable annuities (together with RILAs, “Registered Products”) for which Broker-Dealer will serve as the underwriter and selling firm;

WHEREAS, under the Underwriting and Sales Agreement, Broker-Dealer’s primary business activity is to provide broker-dealer distribution services and principal underwriting activities related to the Registered Products sold through the Platform;

WHEREAS, under insurance laws, Registered Products may be marketed and sold only by persons that are licensed insurance producers;

WHEREAS, Broker-Dealer and Insurance Agency desire to enter into an arrangement to jointly provide marketing support, distribution and sales services for the offer and sale of Registered Products through common personnel of Insurance Agency (insurance producers) and Broker-Dealer (registered representatives) that complies with the terms and conditions of the SEC no-action letter issued to the American Council of Life Insurers, the Committee of Annuity Insurers, and the Securities Industry and Financial Markets Association (pub. avail Apr. 23, 2013) (the “SEC Letter”) so that neither Insurance Agency nor its unregistered personnel (defined below) will be required to register separately with the SEC as broker-dealers pursuant to Section 15(b) of the Securities Exchange Act of 1934 (the “1934 Act”);

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1     Dual Representatives. Individuals who are registered principals or representatives (collectively “registered persons”) of Broker-Dealer and personnel of Insurance Agency who are also licensed insurance producers associated with Insurance Agency.

1.2     Effective Date. August 12, 2022.

1.3     Unregistered Personnel. Individuals associated with Broker-Dealer or Insurance Agency who do not hold all of the required securities registrations, licenses and qualifications to sell Registered Products.

1.4     Unlicensed Personnel. Individuals who are either registered persons of Broker-Dealer and personnel of Insurance Agency and do not hold all of the required insurance licenses and qualifications to sell Registered Products.

ARTICLE 2

REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1     Organization and Good Standing. Each party hereto represents and warrants that it is duly organized, validly existing and in good standing under the laws of that jurisdiction set forth on page one of this Agreement; has all requisite organizational power to carry on its business as it is now being conducted, and is qualified to do business in each jurisdiction in which such qualification is necessary under applicable law.

2.2     Registration of Broker-Dealer. Broker-Dealer represents and warrants that, at all times when performing its functions and fulfilling its obligations under this Agreement, it is or will be: (a) registered as a broker-dealer with the SEC; (b) registered in each state or other jurisdiction in which Broker-Dealer intends to perform its functions and fulfill its obligations hereunder, if required; and (c) a member firm of FINRA in good standing.

2.3     Licensing and Appointment of Insurance Agency. Insurance Agency represents and warrants that, at all times when performing its functions and fulfilling its obligations under this Agreement, it is or will be: (a) licensed, as required, to sell Registered Products in each state or other jurisdiction in which Insurance Agency intends to perform its functions and fulfill its obligations hereunder; and (b) appointed, as required, by Gainbridge Life in connection with issuing the Registered Products.

2.4     Authorization. Each party hereto represents and warrants that the execution and delivery of this Agreement and the provision of marketing support, distribution and sales services contemplated herein have been duly authorized by all necessary organizational action, and when so executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

2.5     No Conflicts. Each party hereto represents and warrants that the provision of marketing support, distribution and sales services contemplated herein, and the fulfillment of the terms of this Agreement, will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the organizational documents or bylaws of such party, or any indenture, agreement, mortgage, deed of trust, or other instrument to which such party is a party or by which it is bound, or violate any law, or, to the best of such party’s knowledge, any order, rule or regulation applicable to such party of any court or of any federal or state regulatory body, administrative agency or any other governmental instrumentality having jurisdiction over such party or any of its properties.

ARTICLE 3

RESPONSIBILITIES AND OBLIGATIONS OF BROKER-DEALER

3.1     Manuals and/or Written Policies and Procedures to Dual Representatives and Unlicensed Personnel. Broker-Dealer shall supervise the activities of Dual Representatives and Unlicensed Personnel, including by providing conduct manuals and/or written policies and procedures to the Dual Representatives and Unlicensed Personnel and monitoring their activities to ensure compliance with such conduct manuals and/or written policies and procedures.

3.2     Manuals and/or Written Policies and Procedures to Insurance Agency and Unregistered Personnel. Broker-Dealer shall provide conduct manuals and/or written policies and procedures to Insurance Agency and to Unregistered Personnel of Insurance Agency that specify the limitations on their permissible activities. Broker-Dealer shall conduct periodic reviews to ensure that Insurance Agency and its Unregistered Personnel are complying with the conduct manual and/or written policies and procedures, and shall make and keep a record of the results of any findings related to that periodic review.

3.3     Training and Supervision. Broker-Dealer, through its designated, registered principals authorized to supervise personnel, shall train, supervise, control, and assume responsibility for all of the securities activities of the Unlicensed Personnel (who are subject to the limitations set forth in Section 6.2 below) and Dual Representatives in connection with the provision of marketing support, distribution and sales services for Registered Products.

3.4     Advertisements and Promotional Materials. Broker-Dealer shall approve all advertisements or promotional materials for Registered Products prior to their distribution to ensure that they are in compliance with federal and state securities laws and FINRA rules. Broker-Dealer shall assume full responsibility for all such advertisements and promotional materials, and all such materials shall be deemed to be Broker-Dealer’s materials for purposes of securities laws.

3.5     Maintenance of Books and Records. Broker-Dealer shall maintain all such books and records relating to transactions in Registered Products as required, and shall make such books and records readily accessible to the staff of the SEC, FINRA, any other self-regulatory organization, or to other relevant federal or state government authorities, including state insurance regulators, upon request. Broker-Dealer shall ensure that the books and records comply with all applicable statutory and regulatory requirements of the federal and state securities laws and FINRA rules, including Section 17(a) of the 1934 Act.

3.6     Customer Funds. Broker-Dealer shall handle customer funds and securities, if any, in accordance with all applicable statutory and regulatory requirements of the federal and state securities laws and FINRA rules, in particular the net capital and customer protection rules under the federal securities laws.

3.7     Testing and Verifying Policies and Procedures. Broker-Dealer shall test and verify its policies and procedures regarding insurance networking agreements, in accordance with FINRA Rule 3120, at least annually to verify that they are in compliance with the terms and conditions of the SEC Letter. In addition, and in accordance with FINRA Rule 3130, Broker-Dealer’s chief executive officers shall certify at least annually that Broker-Dealer has processes in place to establish, maintain, review, and test written supervisory policies and procedures.

3.8     Compliance with Applicable Law. Broker-Dealer shall comply, and shall require that the Dual Representatives and Unlicensed Personnel comply, with all applicable statutory and regulatory requirements of the federal and state securities laws, rules, regulations and regulatory policies and all applicable FINRA rules and regulatory policies.

3.9     Recommendations or Advice. Broker-Dealer is prohibited from recommending any security, giving investment advice with respect to securities, discussing the merits of any security or type of security, or handling any question that might require familiarity with the securities industry. All Products-related questions must be referred to Dual Representatives.

ARTICLE 4

RESPONSIBILITIES AND OBLIGATIONS RELATING TO DUAL REPRESENTATIVES

4.1     General. Broker-Dealer and Insurance Agency shall ensure that Dual Representatives comply with the following requirements:

(a)

Registrations and Licenses. Dual Representatives providing securities services in connection with the offer and sale of Registered Products must be (1) registered representatives of Broker-Dealer who are also registered and qualified as necessary with FINRA, and (2) licensed by an appropriate state regulator as an insurance producer in the states in which they do business and, when required under applicable state insurance law, appointed as an insurance producer of the insurer for which they provide customer support services for Platform users related to the Registered Products.

(b)

Suspension. If a Dual Representative is barred or suspended by the SEC, FINRA, or any other self-regulatory organization from association with Broker-Dealer, or any other broker-dealer, or subject to any final order from a state insurance regulator or state securities regulator that bars or suspends Dual Representative from being associated with Insurance Agency or Broker-Dealer, or any other insurance agency or broker-dealer, then Insurance Agency shall terminate or suspend Dual Representative from all Registered Product sales activities.

(c)	Conduct Manuals. Dual Representatives must adhere to the terms contained in the conduct manuals and/or written policies and procedures provided by Broker-Dealer.

(d)

Customer Funds. Subject to the discretion of Gainbridge Life, only Dual Representatives are permitted to receive or handle customer funds, if any, routed through Broker-Dealer and Insurance Agency, or receive or handle customer funds in connection with the sale of Registered Products.

(e)

Recommendations or Advice. Dual Representatives are prohibited from recommending any security, giving investment advice with respect to securities, discussing the merits of any security or type of security, or handling any question that might require familiarity with the securities industry; conversely such Dual Representatives shall respond to all Registered Products-related questions.

ARTICLE 5

RESPONSIBILITIES AND OBLIGATIONS OF INSURANCE AGENCY

5.1     Associated Person. Insurance Agency acknowledges and agrees that it shall be deemed an associated person of Broker-Dealer within the meaning of Section 3(a)(18) of the 1934 Act.

5.2     Suspension. Insurance Agency shall terminate or suspend a Dual Representative from all Registered Product sales activities, if such Dual Representative is barred or suspended by the SEC, FINRA, or any other self-regulatory organization from association with Broker-Dealer, or any other broker-dealer, or becomes subject to any final order from a state insurance regulator or state securities regulator that bars or suspends Dual Representative from being associated with Insurance Agency or Broker-Dealer, or any other insurance agency or broker-dealer.

5.3     Written Policies and Procedures. Insurance Agency shall maintain written policies and procedures reasonably designed to ensure that only Dual Representatives receive or handle customer funds (if any)

routed through Broker-Dealer and Insurance Agency, and that only Dual Representatives receive or handle customer funds or securities (if any) in connection with the sale of Registered Products. In addition, Insurance Agency shall maintain written policies and procedures reasonably designed to ensure that the insurance company issuing the Registered Products is the payee (or, in the case of electronic fund transfers, the direct recipient) of any customer funds intended for the purchase of a Registered Product, and that Insurance Agency, or any of its associated persons, is not the payee (or, in the case of electronic fund transfer, the direct recipient) of any customer funds intended for the purchase of Registered Products.

5.4     Monitoring Unregistered Personnel. Insurance Agency shall monitor the activities of its Unregistered Personnel, and shall maintain written policies and procedures reasonably designed to ensure their compliance with the applicable conduct manual and/or written policies and procedures provided by Broker-Dealer.

5.5     Maintenance of Books and Records. Insurance Agency shall maintain and own the books and records relating to the activities contemplated by this Agreement, as required by applicable state insurance law. Insurance Agency acknowledges and agrees that any books and records maintained by Insurance Agency related to transactions in Registered Products, if any, shall be deemed books and records of Broker-Dealer for securities law purposes. Insurance Agency shall make such books and records readily accessible for examination by the SEC, FINRA, any other self-regulatory organization, or to other relevant federal and state government authorities, including state insurance regulators.

ARTICLE 6

RESPONSIBILITIES AND OBLIGATIONS RELATING TO UNREGISTERED AND UNLICENSED PERSONNEL

6.1     Unregistered Personnel. Broker-Dealer and Insurance Agency shall ensure that Unregistered Personnel comply with the following requirements:

(a)

Clerical or Ministerial Involvement. Unregistered Personnel are permitted to have only clerical or ministerial involvement in Registered Product related business, and are prohibited from engaging in any securities activities that are not clerical or ministerial in nature.

(b)	Compensation. Unregistered Personnel are prohibited from receiving any compensation based on transactions in Registered Products, or providing customer service, with respect to Registered Products.

(c)	Customer Funds. Unregistered Personnel are prohibited from handling or maintaining customer funds or securities in connection with securities transactions.

(d)

Recommendations or Advice. Unregistered Personnel are prohibited from recommending any security, giving investment advice with respect to securities, discussing the merits of any security or type of security, or handling any question that might require familiarity with the securities industry. Unregistered Personnel must refer all Registered Products-related questions to Dual Representatives.

6.2     Unlicensed Personnel. Broker-Dealer and Insurance Agency shall ensure that Unlicensed Personnel comply with the following requirements:

(a)

Registered Products Involvement. Unlicensed Personnel may have involvement in Registered Product related business, but are prohibited from engaging in any insurance activities that would require licensure as a producer of Registered Products.

(b)

Compensation. Unlicensed Personnel are prohibited from receiving any compensation based on transactions in Registered Products or solicitation, negotiation, or selling in connection with Registered Products.

(c)	Solicitation, Negotiation or Selling. Unlicensed Personnel are prohibited from soliciting, negotiating or selling Registered Products.

ARTICLE 7

COMPENSATION

7.1     Compensation. Insurance Agency shall ensure that Broker-Dealer is paid the compensation described in the Master Agreement.

ARTICLE 8

TERM AND TERMINATION

8.1     Term of Agreement; Termination

(a)

This Agreement shall terminate of its own accord when all Registered Products subject to this Agreement are no longer outstanding and no owner, annuitant, or beneficiary thereof is receiving any benefits from Gainbridge Life. The Agreement may be terminated upon mutual consent of the parties. With or without cause, either party to this Agreement may terminate the Agreement upon six months prior written notice. Furthermore, upon termination of this Agreement, all authorizations, rights, and obligations shall cease except: (a) the agreements contained in Sections 3.5 and 5.5 hereof; and (b) the obligation to settle accounts hereunder.

(b)	This Agreement shall terminate upon the termination of the Master Agreement or the Underwriting and Sales Agreement.

(c)	This Agreement may not be assigned or transferred by any party without the prior written consent of the other party hereto.

ARTICLE 9

NOTICES

9.1     Notices. Any notice, consent or request required or permitted to be given by a party to any other party shall be deemed sufficient if sent by electronic mail, and also sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Insurance Agency:

Gainbridge Insurance Agency

10555 Group 1001 Way

Zionsville, Indiana 46077

Attn: Chief Legal Officer-Corporate

Email: david.snyder@group1001.com

If to Broker-Dealer:

J. Alden Associates, Inc.

37 West Avenue, Suite 301

Wayne, PA 19087

Att: Chief Compliance Officer

Email: ken@aldeninvestmentgroup.com

ARTICLE 10

GENERAL PROVISIONS

10.1     Interpretation, Jurisdictions, etc. This Agreement, together with the Master Agreement and the Underwriting and Sales Agreement, constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to such subject matter. No prior writings by or between the parties with respect to the subject matter hereof shall be used by a party in connection with the interpretation of any provision of this Agreement. This Agreement shall be construed and its provisions interpreted under and in accordance with the internal laws of the state of Delaware without giving effect to principles of conflict of laws.

10.2     Severability. This is a severable agreement. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced only to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

10.3     Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in the forum jointly selected by Broker-Dealer and Insurance Agency (but if applicable law requires some other forum, then such other forum) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

10.4     Rights, Remedies and Obligations are Cumulative. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of a party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

10.4     Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

10.5     Counterparts. This Agreement may be executed in counterparts, each of which taken together shall be deemed to be one and the same instrument.

10.6     Amendment. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Notwithstanding the foregoing, the Registered Products subject to this Agreement may be identified by Insurance Agency to Broker-Dealer upon written notice to Broker-Dealer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized person, as of the Effective Date identified above.

INSURANCE AGENCY:		BROKER-DEALER:
Gainbridge Insurance Agency, LLC		J. Alden Associates, Inc.

By:	/s/ Robert B. Stanton	By:	/s/ Lee A. Calfo
Name:	Robert B. Stanton	Name:	Lee A. Calfo
Title:	Vice President	Title:	Chief Executive Officer